Exhibit 3.3

AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF TRUST

OF

AMERICAN RESIDENTIAL HOUSING TRUST

This AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF TRUST (this “Amendment”) is made and effective as of November 10, 2026 (the “Amendment Effective Date”) by the Board of Trustees (the “Board”) of American Residential Housing Trust, a Maryland statutory trust (the “Trust”), pursuant to Sections 10.1 and 10.2 of Article X of the Trust’s Amended and Restated Declaration of Trust, dated as of July 6, 2026 (the “Declaration of Trust”).

WHEREAS, Section 10.2 of Article X of the Declaration of Trust provides that, except as expressly provided therein, the Declaration of Trust may be amended by the Board without any action by the Shareholders;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Trust to change the designation of the Class A Common Shares to Class I Common Shares, as set forth herein; and

WHEREAS, the Board has approved this Amendment by unanimous written consent.

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows. Capitalized terms used but not defined herein have the meanings given to them in the Declaration of Trust.

FIRST: The designation of the Trust’s Class A Common Shares of beneficial interest, $0.01 par value per share, is hereby changed to “Class I Common Shares.”  Accordingly, the definition of “Class A Common Shares” in Article V of the Declaration of Trust is hereby amended and restated in its entirety to read as follows:  “Class I Common Shares’ means Class I Common Shares of the Trust.”  Each reference in the Declaration of Trust (including in Section 7.1 and Section 7.3 of Article VII) to “Class A Common Shares” or a “Class A Common Share” shall hereafter refer to Class I Common Shares or a Class I Common Share, as applicable.  Each Class A Common Share issued and outstanding immediately before the Amendment Effective Date shall continue, without further action by the Trust or any Shareholder, as one issued and outstanding Class I Common Share.  The foregoing is a change of designation only and does not alter the number, par value per share, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of such Shares.

SECOND: Except as expressly amended hereby, the Declaration of Trust remains in full force and effect.  From and after the Amendment Effective Date, each reference to the Declaration of Trust shall mean the Declaration of Trust as amended by this Amendment.